Exhibit 5.2

EDWARDS, KENNY & BRAY LETTERHEAD

April 14, 2004

To:     British Columbia Securities Commission

We hereby consent to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus dated April 14, 2004 of Placer Dome Inc. (the “Prospectus”).

We have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that (a) are derived from any statement or opinion given by us in the Prospectus, or (b) are within our knowledge as a result of the services we have performed in connection with any statement or opinion given by us in the Prospectus.

Yours truly,

/s/ Edwards, Kenny & Bray